UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WNS (HOLDINGS) LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	33-0996780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gate 4, Godrej & Boyce Complex

Pirojshanagar, Vikroli (W)

Mumbai 400 079, India

(91-22) 4095-2100

(Address and telephone number of Principal Executive Office)

WNS (HOLDINGS) LIMITED

2016 INCENTIVE AWARD PLAN

(Full title of the Plan)

WNS North America Inc.

15 Exchange Place

3rd Floor, Suite 310

Jersey City, NJ 07302, USA

(Name and Address of Agent For Service)

(201) 942 6254

(Telephone number, including area code, of agent for service)

Copy to:

Michael W. Sturrock, Esq.

Min Yee Ng, Esq.

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, par value 10 pence per share(1)	3,612,825	$29.72	$107,373,159.00	$12,444.55

(1)	The ordinary shares, 10 pence par value per share, of the Registrant (the “Ordinary Shares”) are traded in the United States in the form of American Depositary Shares (“ADSs”). Each ADS represents one Ordinary Share and is evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares. Separate Registration Statements on Form F-6 (Registration No. 333-135859 and Registration No. 333-178416) have been filed for the registration of the ADSs evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares.
(2)	This Registration Statement relates to 2,500,000 Ordinary Shares authorized for grant, directly or in the form of ADSs, under the WNS (Holdings) Limited 2016 Incentive Award Plan (“2016 Plan”) and the Carryover Shares (as described in the Explanatory Note below). This Registration Statement shall also cover any additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization or similar transaction in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Solely for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the Ordinary Shares have been calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the ADSs of the Registrant on the New York Stock Exchange as of October 3, 2016.

Part I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.	3

Item 2.	Registrant Information and Employee Plan Annual Information.	3

Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.	3

Item 4.	Description of Securities.	4

Item 5.	Interests of Named Experts and Counsel.	4

Item 6.	Indemnification of Directors and Officers.	4

Item 7.	Exemption from Registration Claimed.	5

Item 8.	Exhibits.	5

Item 9.	Undertakings.	5

SIGNATURES		6

EXHIBIT INDEX		8

EX-5.1	Opinion of Mourant Ozannes, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.

EX-23.1	Consent of Mourant Ozannes (see Exhibit 5.1).

EX-23.2	Consent of Grant Thornton India LLP, independent registered public accounting firm.

EX-24.1	Powers of Attorney (included on signature page).

EX-99.1	Form of the WNS (Holdings) Limited 2016 Incentive Award Plan — incorporated by reference to Appendix A to the Registrant’s Proxy Statement which was furnished as Exhibit 99.3 to the Registrant’s report on Form 6-K (File No. 001-32945), as furnished to the Commission on September 1, 2016.

EXPLANATORY NOTE

On September 27, 2016, at the annual meeting of shareholders of WNS (Holdings) Limited, a corporation organized under the laws of Jersey (the “Company”), the Company’s shareholders approved the 2016 Plan. The 2016 Plan replaces the Third Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan (the “2006 Plan”) for all awards of Ordinary Shares, directly or in the form of ADSs, granted on or after September 27, 2016, the effective date of the 2016 Plan (the “Effective Date”). Pursuant to the 2016 Plan, the number of Ordinary Shares, directly or in the form of ADSs, that may be issued or transferred pursuant to awards under the 2016 Plan includes 2,500,000 Ordinary Shares (the “New Shares”), plus 1,112,825 Ordinary Shares which immediately prior to the expiration of the 2006 Plan were available for issuance or transfer as new awards under the 2006 Plan (the “Carryover Shares”), plus the number of Ordinary Shares subject to awards under the 2006 Plan outstanding at the Effective Date which terminate, expire, forfeit, lapse for any reason or are settled in cash on or after the Effective Date. This Registration Statement relates to the New Shares and the Carryover Shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-32945) for the fiscal year ended March 31, 2016 filed on May 12, 2016;

(b)	The Registrant’s reports on Form 6-K (File No. 001-32945) furnished on (i) July 29, 2016 and (ii) September 27, 2016; and

(c)	The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-32945) filed on July 14, 2006, which incorporates by reference the information set forth under the headings “Description of Share Capital,” “Description of American Depositary Shares” and “Taxation” in the Registrant’s Registration Statement on Form F-1 (File No. 333-135590) filed with the Commission on July 3, 2006, as amended by any subsequent amendment or report filed for the purpose of amending the descriptions of the Ordinary Shares and American Depositary Receipts.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Reports on Form 6-K that we furnish to the Commission will only be deemed incorporated by reference into this Registration Statement if such report on Form 6-K so states that it is incorporated by reference herein. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Association provide that, insofar as the Companies (Jersey) Law 1991 (the “1991 Law”) allows and to the fullest extent permitted thereunder, the Registrant may indemnify any person who was or is involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (including, without limitation, any Proceeding by or in the right of the Registrant to procure a judgment in its favor, but excluding any Proceeding brought by such person against the Registrant or any affiliate of the Registrant) by reason of the fact that he is or was an officer, secretary, servant, employee or agent of the Registrant, or is or was serving at the request of the Registrant as an officer, secretary, servant, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding.

Article 77 of the 1991 Law provides that any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void, except for a provision for exempting a person from or indemnifying the person against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal):

(i)	in which judgment is given in the person’s favor or the person is acquitted

(ii)	which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

(iii)	which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

(b)	any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

(c)	any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.

The 1991 Law does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.

The Registrant maintains directors and officers insurance to protect the Registrant’s officers and directors from specified liabilities that may arise in the course of their service to the Registrant in those capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, and the benefits of such indemnification are not waived by such persons, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai, State of Maharashtra, India on October 11, 2016.

WNS (Holdings) Limited

By:	/s/ Orijit Das
Name:	Orijit Das
Title:	Group General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 11, 2016.

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Keshav R. Murugesh (Director and Group Chief Executive Officer), Sanjay Puria (Group Chief Financial Officer) and Orijit Das (Group General Counsel), severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above-listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Signature	Title

/s/ Adrian T. Dillon
Adrian T. Dillon	Non-Executive Chairman of the Board

/s/ Keshav R. Murugesh
Keshav R. Murugesh	Director and Group Chief Executive Officer (Principal executive officer)

/s/ Sanjay Puria
Sanjay Puria	Group Chief Financial Officer (Principal financial and accounting officer)

Signature	Title

/s/ Albert Aboody
Albert Aboody	Director

/s/ Gareth Williams
Gareth Williams	Director

/s/ John Freeland
John Freeland	Director

/s/ Michael Menezes
Michael Menezes	Director

/s/ Renu S. Karnad
Renu S. Karnad	Director

/s/ Françoise Gri
Françoise Gri	Director

/s/ Adrian T. Dillon
Adrian T. Dillon	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.

4.1	Memorandum of Association of WNS (Holdings) Limited, as amended — incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 (File No. 333-135590) of WNS (Holdings) Limited, as filed with the Commission on July 3, 2006.

4.2	Articles of Association of WNS (Holdings) Limited, as amended — incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 (File No. 333-135590) of WNS (Holdings) Limited, as filed with the Commission on July 3, 2006.

4.3	Deposit Agreement, dated July 18, 2006, among WNS (Holdings) Limited, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt to be issued thereunder — incorporated by reference to Exhibit 99.1 of the Registration Statement on Form F-6 (File No. 333-135859) of WNS (Holdings) Limited, as filed with the Commission on July 19, 2006.

5.1*	Opinion of Mourant Ozannes, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.

23.1*	Consent of Mourant Ozannes (see Exhibit 5.1).

23.2*	Consent of Grant Thornton India LLP, independent registered public accounting firm.

24.1	Powers of Attorney (included on signature page).

99.1	Form of the WNS (Holdings) Limited 2016 Incentive Award Plan — incorporated by reference to Appendix A to the Registrant’s Proxy Statement which was furnished as Exhibit 99.3 to the Registrant’s report on Form 6-K (File No. 001-32945), as furnished to the Commission on September 1, 2016.

*	Filed herewith.